EXHIBIT 10.1

CONSULTING AGREEMENT OF CCM CONSULTING SERVICES, INC.

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2006 and will be effective as of one day following the Retirement Date (as defined herein), among MILLENNIUM BANK, N.A., a national banking association, and its successors and assigns (the “Bank”), MILLENNIUM BANKSHARES CORPORATION, a Virginia corporation, and its successors and assigns (“Millennium Bankshares” or the “Holding Company”) (the Bank and the Holding Company are collectively referred to herein as “MBVA”), and CCM CONSULTING SERVICES, INC., a Virginia corporation (“Consultant”). Whenever the term “MBVA” is used herein, that term shall be deemed synonymous with the terms “Bank,” “Holding Company” or “Boards,” whenever the context so requires.

WHEREAS, as of the date hereof, Consultant’s President and Key Employee, Carroll C. Markley (“Markley”), is the Chairman, President and Chief Executive Officer of the Holding Company, and the Chairman and Chief Executive Officer of the Bank;

WHEREAS, Markley has invaluable experience and knowledge regarding MBVA’s business as a result of his tenure and association with MBVA;

WHEREAS, Markley has announced his intention to retire from active day-to-day management of MBVA on the Retirement Date;

WHEREAS, following the Retirement Date MBVA wishes to continue to employ Markley upon the terms and conditions set forth in a separate Employment Agreement (the “2006 Employment Agreement”) and wishes to retain the services of Consultant as a consultant, and Consultant is willing to provide consulting services to MBVA, both upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the promises and agreements herein contained, the parties agree as follows:

1.	EFFECTIVE DATE; TERM OF AGREEMENT

1.1 Effective Date. This Agreement shall become effective on the day immediately following the Retirement Date, which shall be the later to occur of (a) March 31, 2007, or (b) such time as the Board of Directors of the Holding Company (the “Holding Company Board”) shall have hired a new Chief Executive Officer of the Holding Company and such person shall have commenced his employment in such capacity with the Holding Company. In no event shall the Retirement Date occur earlier than March 31, 2007. Until the Retirement Date, that certain Executive Employment Agreement of Carroll C. Markley (the “2004 Employment Agreement”), dated December 20, 2004, among Markley, the Bank and the Holding Company shall remain in full force and effect in all respects, and the parties agree that no lapse in the continuity of Markley’s employment with MBVA shall result from Markley’s employment under this Agreement, despite Markley’s retirement. The parties agree that the cessation of Markley’s duties under the 2004 Employment Agreement upon the Retirement Date shall constitute Markley’s retirement from MBVA, the Holding Company, and the Bank, as the term “retirement” is used in and interpreted under the terms of any applicable Millennium Bankshares Corporation (MBC) Stock Option Plan and any and all grants of options that have been issued to Markley prior or subsequent to the Retirement Date.

1.2 Prior Agreements. From and after the day immediately following the Retirement Date, this Agreement shall be effective, and the 2004 Employment Agreement shall be superseded. This Agreement will not, however, affect: (a) Markley’s rights or benefits granted under the 2004 Employment

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Agreement while the 2004 Employment Agreement remains in effect; (b) Markley’s right to continue group health insurance coverage pursuant to COBRA in the event of a qualifying event; (c) Markley’s right to vested benefits under or his right as a qualified participant to participate in any 401(k) plan administered by MBVA or the Bank; (d) Markley’s vested rights or right to continue to participate as a qualified participant in any retirement, deferred compensation, welfare benefit plan, or other benefit or plan in which he may qualify to participate, which is administered by MBVA or the Bank; (e) Markley’s right to exercise any grants of options that have been issued, that may be issued, that may vest, or that may be exercisable pursuant to and subject to the terms, limitations, and conditions of Millennium Bankshares Corporation (MBC) Directors Stock Option Plan and Millennium Bankshares Corporation (MBC) Incentive Stock Option Plan and the grants issued or to be issued in accordance with those plans; and (f) Markley’s right to receive a target bonus under any Incentive Comp Plan that may be administered by the Bank and under which Markley qualifies to participate or is otherwise eligible. Unless otherwise agreed to by MBVA and Markley, and except as otherwise permitted or required by law, by this Agreement, or by any of MBVA’s policies, plans or procedures applicable to employees of MBVA or the Bank, upon the expiration of this Agreement Markley will receive no further or additional compensation.

1.3 Term. The term of this Agreement (the “Term”) shall be a period of two (2) years with such period commencing on the day immediately following the Retirement Date, unless the Agreement is terminated at an earlier date in accordance with Section 4 of this Agreement.

2.	CONSULTING DUTIES AND RESPONSIBILITIES

2.1 Duties of Consultant. During the Term of this Agreement, Consultant shall devote the corporation’s best efforts and such of its business time, attention, skill and efforts as are necessary to consult with the management and employees of MBVA and the Holding Company Board and the Board of Directors of the Bank (the “Bank Board,” and together with the Holding Company Board, the “Boards”) with respect to such matters as may be reasonably requested by MBVA, and provide consulting and advisory services pertaining to the business and operations of MBVA.

2.2 Independent Contractor. In furnishing the consulting services described herein, Consultant corporation shall not be an employee or agent of MBVA for any purpose (however, it is acknowledged that the key employee of the Consultant, Markley, will remain an employee of MBVA under the terms of the 2006 Employment Agreement), but, for purposes of services provided pursuant to this Agreement shall act in the capacity of an independent contractor. Accordingly, MBVA shall not exercise control over the performance of the consulting duties provided by Consultant, nor shall MBVA be liable for any acts or omissions of Consultant. The hours Consultant is to work shall be entirely within Consultant’s control, and MBVA shall rely upon Consultant to work that number of hours that Consultant deems reasonably necessary to perform Consultant’s duties hereunder. Consultant’s services rendered shall be advisory only. All final decisions with respect to the business operations of MBVA shall be the responsibility of and shall be made by MBVA. MBVA shall report all payments made to Consultant hereunder on such statements and forms as are required in regard to non-employee compensation.

3.	COMPENSATION

3.1 Consulting Fee. MBVA shall pay to Consultant (payable to CCM Consulting Services, Inc.), and Consultant shall accept from MBVA, a monthly consulting fee in the amount set forth on Addendum A attached hereto, payable monthly on MBVA’s standard pay schedule over the twenty-four (24) month period of this Agreement in the amount set forth in Addendum A. Consultant’s consulting fee may not be accelerated, paid in advance, or decreased at any time during this Agreement without the express written consent of Consultant, except as described under Section 7. The consulting fee may be

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increased at the sole discretion of the Boards but nothing herein shall be deemed to require any such increase. Such amounts shall be payable to CCM Consulting Services, Inc. without withholding and shall be subject to reporting on a Form 1099, and CCM Consulting Services, Inc. shall be responsible for payment of any required taxes with respect to the consulting fee.

3.2 Expenses. Upon Consultant’s presentation to MBVA of expense reports acceptable to MBVA and which are in sufficient detailed form to comply with standards of deduction of business expenses established from time to time by the Internal Revenue Service, MBVA will reimburse Consultant for such expenses hereunder, including but not limited to such expenses set forth in Addendum A.

4.	TERMINATION

This Agreement may be terminated, prior to the expiration of the Term, in accordance with any of the following provisions:

4.1 Termination by Consultant. Consultant may terminate this Agreement by giving MBVA sixty (60) days advance notification in writing, unless waived by two-thirds majority vote of the Boards.

4.2 Termination By MBVA For Cause. MBVA, at any time and without notice (except as required below), may terminate this Agreement for “Cause.” Termination by MBVA of this Agreement for “Cause” shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty by Markley; (b) Markley’s conviction of a crime (other than a minor traffic offense); (c) illegal use of drugs by Markley in the workplace; (d) intentional and willful misconduct of Markley that is substantially likely to subject MBVA to criminal or civil liability; or (e) a knowing breach by Markley of his duty of loyalty to MBVA or a knowing diversion or usurpation of corporate opportunities properly belonging to MBVA. This Agreement shall not be terminated for Cause under subsection (e) unless MBVA first has provided Markley with written notice that MBVA considers Markley to be in violation of his obligations under one or more of the foregoing subsections and Markley fails, within sixty (60) days of such notice, to cure the conduct that has given rise to the notice. Discharge for “Cause” shall require a seventy-five percent (75%) majority vote of the entire Boards (inclusive of Markley). In the event of a termination by MBVA for Cause, Markley shall be entitled to receive only that salary and benefits earned and/or vested on or before Markley’s last day of active service and other post-termination benefits required by law or under MBVA policy.

4.3 Termination By MBVA Without Cause. MBVA may not terminate this Agreement without Cause, except in the event of a Change in Control as defined in Section 7, which such termination shall be governed by the terms of Section 7.

4.4 Termination By Death, Complete Disability, or MBVA Ceasing Operations. This Agreement and Consultant’s rights to compensation under this Agreement shall terminate if MBVA ceases operations (other than as a result of a merger or other change of control) or if Consultant is unable to perform his duties due to the death or disability (as defined below) of Consultant’s Key Employee, Markley. In the event of termination due to death or disability, Consultant’s heirs, beneficiaries, successors, or assigns shall be entitled only to receive any compensation fully earned prior to the date of Markley’s death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans, stock option agreement, or policies under which Consultant or Markley is covered provide a benefit to Consultant’s or Markley’s heirs, beneficiaries, successors, or assigns. For purposes of this Agreement, “disability” shall be defined as the inability of

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Consultant’s key employee, Markley, to perform the essential functions of Consultant’s duties and responsibilities described herein, with or without reasonable accommodations, as a result of Consultant’s physical or mental impairment or illness, for a period in excess of four months in any twelve month period.

5.	CONFIDENTIALITY AND NONDISCLOSURE

5.1 Non-Disclosure of Confidential Information. Consultant recognizes that Consultant’s relationship with MBVA is one of the highest trust and confidence and that Consultant will have access to and contact with the trade secrets and confidential and proprietary business information of MBVA. Consultant agrees so long as this Agreement shall remain in effect and at all times after the termination of this Agreement, for whatever reason, Consultant covenants, warrants and agrees that Consultant will not, in any manner, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of MBVA, except such use or disclosure in the discharge of Consultant’s duties and obligations on behalf of MBVA.

5.2 Definition of “Confidential Information”. For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of MBVA not generally known or available to the public relating to (a) the services, products, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of MBVA, or (b) the business of any MBVA customer, including without limitation, knowledge of the customer’s current financial status, loans, or financial needs.

5.3 Return of Materials and Equipment. Consultant further agrees that all memoranda, notes, records, drawings, or other documents made or compiled by Consultant or made available to Consultant while employed by MBVA concerning any MBVA activity shall be the property of MBVA and shall be delivered to MBVA upon termination this Agreement or at any other time upon request. Consultant also agrees to return any and all equipment belonging to MBVA on or before the last day that MBVA retains the services of Consultant as a consultant.

5.4 No Prior Restrictions. The Consultant hereby represents and warrants to MBVA that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which Consultant has with any former employer (a “Former Employer”). Consultant further acknowledges that to the extent Consultant has an obligation to the Former Employer not to disclose certain confidential information, Consultant intends to honor such obligation and MBVA hereby agrees not to knowingly request the Consultant to disclose such confidential information.

6.	POST-TERMINATION RESTRICTIONS

6.1 Non-Interference With Customers. Consultant further agrees that, during the Term of this Agreement and for a period of twelve months thereafter, Consultant shall not undertake to interfere with MBVA’s relationship with any MBVA customer. This means, among other things, that Consultant shall refrain: (i) from making disparaging comments about MBVA or its management or employees to any customer; (ii) from attempting to persuade any customer to cease doing business with MBVA; (iii) from soliciting any customer for the purpose of providing services competitive with the services provided by MBVA; or (iv) from assisting any person or entity in doing any of the foregoing.

6.2 Non-Solicitation and Non-Hiring of Employees. Consultant agrees that, during the Term of this Agreement and for a period of twelve months following the termination of this Agreement for any reason, the Consultant shall not, directly or indirectly, on Consultant’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by MBVA to leave their

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employment with MBVA; (ii) hire or employ, or attempt to hire or employ, any person employed by MBVA; or (iii) assist any other person or entity in the hiring of any person employed by MBVA. These restrictions shall apply only where the services or products provided by the hiring entity are competitive with the services or products provided by MBVA.

6.3 Non-Competition. Consultant agrees that for twelve months following the Term of this Agreement Consultant will not engage (either individually or as an employee or consultant or representative of any other person or entity) in banking activities (other than personal banking, hard money loans, and brokering of loans), in which chartered national or state banks may at that time legally be engaged, within a ten (10) mile radius of MBVA’s headquarters.

6.4 Reasonableness. Consultant understands and acknowledges that the restrictions contained herein are reasonable in that they do not prohibit Consultant from seeking engagements with another financial institution or entity or prohibit Consultant from providing consulting services to another financial institution or entity (except as set forth in Section 6.3 above), but merely restrict Consultant’s ability, during the term of this Agreement and for a period of twelve months thereafter, to interfere with or hinder MBVA’s relationships with its employees and customers.

6.5 Remedies. In the event that Consultant breaches any of the covenants contained in Sections 6.1 through 6.4, MBVA shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages; provided, however, in the event of any dispute arising out of the interpretation or enforcement of this Agreement, MBVA agrees and warrants that no judicial, administrative, arbitration or other enforcement action shall be initiated at law or in equity against Consultant without the concurrence and approval of a vote of at least ninety percent (90%) of the entire membership of each Board (inclusive of Markley). In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney’s fees and costs. The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to MBVA which will not be adequately compensable in monetary damages, and that in addition to any remedy that MBVA may have at law, MBVA may obtain such preliminary or permanent injunction or decree as may be necessary to protect MBVA against, or on account of, any breach of the provisions contained herein.

7.	CHANGE IN CONTROL

7.1 Change in Control Defined: A “Change in Control” is deemed to have taken place if any of the following events occurs: (a) the shareholders of Millennium Bankshares approve a transaction for the merger, consolidation, or other combination of Millennium Bankshares with another corporation or business entity where the Holding Company is not the Surviving Entity (as defined below); (b) the shareholders of Millennium Bankshares approve the sale of all or substantially all the assets of Millennium Bankshares where the Holding Company is not the Surviving Entity; or (c) a Person becomes, directly or indirectly, the beneficial owner of securities representing 50% or more of the voting power or the Holding Company’s then outstanding securities. “Person” is defined as any individual, entity or group (within the meaning of Section 13(d) (3) of the Securities and Exchange Act of 1934).

7.2 “Surviving Entity” Defined. Millennium Bankshares shall not be considered the “Surviving Entity” of a transaction described in subparagraphs (a) and (b) of Section 7.1 if the individuals who constitute the board of directors on the date one day prior to the Closing Date of the transaction cease to constitute a majority of the board of directors of the Surviving Entity at any time within the three months following the transaction. The surviving entity, if not Millennium Bankshares, shall hereinafter be known as “Successor MBVA”. “Closing Date” shall mean the date on which such transaction or stock purchase is signed and finalized.

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7.3 Payout Event. Consultant, without waiving any contractual rights afforded elsewhere in this Agreement, shall be entitled to the full and complete rights afforded by this Section 7 if, during the Term, or prior to termination of this Agreement under Section 4.1 or 4.4, whichever is applicable, or during the six month period immediately following the expiration of the Term or the termination of this Agreement under Section 4.1 or 4.4, whichever is applicable, the Closing Date of a Change in Control event occurs.

7.4 Benefits Under This Section. If a Payout Event, as described in Section 7.3 occurs, this Consulting Agreement shall terminate on the Closing Date and Consultant shall be entitled to receive, in addition to any other post-termination benefits to which Consultant may be entitled under MBVA policy, the following compensation and benefits, provided Consultant has executed the separation agreement and general release described in Section 4.3: a lump-sum payment in the amount of salary and target bonus for forty-eight (48) months. The compensation to be paid under this Section 7.4 shall offset any compensation owed Consultant for the same forty-eight (48) month period under this Agreement and is not intended to provide double compensation to Consultant for any period of time.

7.5 Excess Payments. If MBVA receives notice from its certified public accounting firm acting on behalf of MBVA (the “Tax Advisor”), that the payment by MBVA to Consultant under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), the aggregate payments by MBVA pursuant to this Agreement shall be reduced to the highest amount that may be paid to Consultant by MBVA under this Agreement without having any portion of any amount payable to Consultant by MBVA or a related entity under this Agreement or otherwise treated as such an “excess parachute payment”, and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. MBVA shall provide to Consultant timely notice of the Tax Advisor’s advice and calculations relevant to the Tax Advisor’s opinion regarding the “excess parachute payment.” Any payments made by MBVA to Consultant under this Agreement which are later confirmed by the Tax Advisor to be “excess parachute payments” shall be considered by all parties to have been a loan by MBVA to Consultant, which loan shall be repaid by Consultant upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.

8.	GENERAL PROVISIONS.

8.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by MBVA or Consultant to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of MBVA, or to the address of record of Consultant on file at MBVA.

8.2 Amendments. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto.

8.3 Successors and Assigns. This Agreement is personal to Consultant and shall not be assignable by Consultant other than to a company the sole shareholder or owner of which is Markley if after such an assignment Consultant will personally provide all of the services described herein. MBVA shall assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which MBVA is a party, or (b) any corporation, partnership, association or other person to which MBVA may transfer all or substantially all of the assets and business of MBVA existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

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8.4 Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they are not held by a court of law of competent jurisdiction to violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held by a court of law of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

8.5 Waiver of Rights. No waiver by MBVA or Consultant of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.6 Definitions, Headings, and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

8.7 Governing Law. This Agreement and the parties’ performance hereunder shall be governed by and interpreted under the laws of the Commonwealth Of Virginia. Consultant agrees to submit to the jurisdiction of the courts of the Commonwealth Of Virginia, and that venue for any action arising out of this Agreement or the parties’ performance hereunder shall be either in the Circuit Court for the County of Fairfax, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division, subject to the court’s subject matter jurisdiction over such action.

8.8 Attorneys’ Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, MBVA agrees and warrants that no judicial, administrative, arbitration or enforcement action shall be initiated at law or in equity against Consultant without the concurrence and approval of a vote of at least ninety percent (90%) of the entire membership of each Board (inclusive of Markley). In the event of any action at law or in equity regarding the enforcement, enforceability, or interpretation of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorney’s fees and costs.

8.9 Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

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IN WITNESS WHEREOF, Millennium Bank, N.A. and Millennium Bankshares Corporation and Consultant have executed and delivered this Agreement as of the date written below.

CCM CONSULTING SERVICES, INC.	MILLENNIUM BANK, N.A.,
a National Banking Association

/s/ Carroll C. Markley 8/1/06	By:	/s/ J. Anthony Fulkerson 8/1/06
Carroll C. Markley Date		J. Anthony Fulkerson Date

	Title:	Chairman, Compensation Committee

MILLENNIUM BANKSHARES CORPORATION

	By:	/s/ Arthur J. Novick 8/1/06
Arthur J. Novick Date

	Title:	Chairman, Compensation Committee

CONSULTING AGREEMENT OF CCM CONSULTING SERVICES, INC.	PAGE 8

ADDENDUM A TO

CONSULTING AGREEMENT OF CCM CONSULTING SERVICES, INC.

This Addendum A (“Addendum”) to the Consulting Agreement of CCM Consulting Services, Inc. (“Agreement”) is made as of the date specified herein and supersedes and replaces any prior Addendum A to the Agreement.

A.	The Effective Date of this Addendum is one day following the Retirement Date.

B.	As of the Effective Date, Consultant’s consulting fee for purposes of Section 3.1 of the Agreement shall be $12,666.66 monthly, which is $152,000 annualized.

C.	Consultant shall be reimbursed or advanced reasonable and necessary expenses that are or may be incurred by Consultant on behalf of MBVA or the Bank, according to MBVA or the Bank’s customary accounting procedures.

CCM CONSULTING SERVICES, INC.		MILLENNIUM BANK, N.A.,
a National Banking Association

By:	/s/ Carroll C. Markley 8/1/06	By:	/s/ J. Anthony Fulkerson 8/1/06
	Carroll C. Markley Date		J. Anthony Fulkerson Date

		Title:	Chairman, Compensation Committee

MILLENNIUM BANKSHARES CORPORATION

		By:	/s/ Arthur J. Novick 8/1/06
Arthur J. Novick Date

		Title:	Chairman, Compensation Committee

ADDENDUM A TO CONSULTING AGREEMENT OF CCM CONSULTING SERVICES, INC.	PAGE 1